                                                                  Exhibit 10.31


                    AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT

        This AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT (the "Amendment") is entered into as of August 16, 2001, by and between Jeremy R. Lent ("Lent") and NextCard, Inc., a California corporation (the "Company"), with reference to the following:

                                 R E C I T A L S

        A. Lent is currently employed by the Company pursuant to the terms of an Employment Agreement dated as of January 1, 1999, as amended by that certain Amendment to Employment Agreement dated as of July 20, 2000 (the "Existing Agreement").

        B. Lent and the Company desire to provide for continuance of Lent's employment by the Company subject and pursuant to the terms of this Amendment in the event of termination of Lent's employment under the terms of the Existing Agreement.

        THE PARTIES HERETO AGREE AS FOLLOWS:

               1. CONTINUANCE ELECTION/EFFECTIVENESS OF AMENDMENT.

                  (a) In the event of termination of Lent's employment for any reason under the terms of the Existing Agreement, Lent may, by written notice (a "Continuance Election") delivered to the Company within 30 days after the termination date, elect to have his employment continued and/or reinstated pursuant and subject to the terms of this Amendment; provided that Lent shall have no right to make such election if his employment under the Existing Agreement is terminated as a result of his death or Disability (as defined in Section 9 of the Existing Agreement) or as a result of a termination by the Company for Cause (as defined in Section 6 of the Existing Agreement), pursuant to Sections 6 or 9 of the Existing Agreement.

                  (b) The parties' acknowledge and agree that, except for granting Lent the right to make a Continuance Election and specifying the parties' respective rights and obligations if he does, their respective rights and obligations under the Existing Agreement are not being and shall not be altered, amended or otherwise affected by execution of this Amendment or by Lent's delivery of (or election not to deliver) a Continuance Election, and that such rights and obligations shall remain fully enforceable notwithstanding execution of this Amendment and any delivery of (or election not to deliver) a Continuance Election. To clarify the foregoing by means of one illustrative (but not limiting) example, the Company retains both (i) the right to terminate Lent's employment under the Existing Agreement without cause pursuant to Section 5 of the Existing Agreement, and (ii) the obligation to make the payments specified in Section 5 of the Existing Agreement if it does so; notwithstanding
(x) execution of this Amendment, (y) any election by Lent to deliver (or not deliver) a Continuance Election, or (z) the prohibition against terminating Lent's employment under this Amendment without cause set forth in Section 4 of this Amendment, which prohibition applies only if Sections 2 through 6 of this Amendment become effective pursuant to Subsection 1(c) below.

                  (c) Sections 2 through 6, inclusive, of this Amendment shall have no force or effect until and unless Lent timely delivers a Continuance Election pursuant to the terms of Section 1(a).

               2. EMPLOYMENT AND DUTIES. If a timely Continuance Election is given, the Company agrees to employ Lent as a Special Projects Manager. As such, Lent shall be a full-time, exempt employee of the Company, but shall not be a Company officer (for corporate law purposes or for the purposes of Section 16 under the Securities Act of 1934, as amended or Rule 144 as promulgated by the Securities and Exchange Commission) merely by reason of such position. Unless otherwise agreed by Lent and the Company, Lent shall receive his project assignments from, and shall report to, the Company's Chairman of the Board (or to the Board of Directors if Lent is then serving as Chairman of the Board), and shall devote to the performance of his duties under this Amendment not less than the minimum number of hours required under applicable Company plans for provision of benefits specified in Section 3(c). Such project assignments shall be commensurate with Lent's skill, experience and expertise. Lent shall duly and faithfully perform and observe any and all rules and regulations which the Company has established governing the conduct of its business or its employees. Lent shall be permitted to work at appropriate locations outside of the Company's headquarters and offices in his discretion, and shall not be required to travel on Company business.

               3. COMPENSATION.

                  (a) BASE SALARY. The Company shall pay Lent a base salary of $12,000 per year, subject to increase from time to time in the discretion of the Board of Directors of the Company, payable in arrears in equal semi-monthly installments. The parties shall comply with all applicable withholding requirements in connection with all compensation payable to Lent.

                  (b) VACATION. Lent shall be entitled to such annual vacation time with full pay as the Company may provide in its standard policies and practices for any other full time exempt employees; provided, however, that in any event Lent shall be entitled to a minimum of four weeks annual paid vacation time.

                  (c) OTHER BENEFITS. Lent shall participate in and have the benefits of all present and future vacation, holiday, paid leave, unpaid leave, life, accident, disability, dental, vision and health insurance plans (including but not limited to spousal and dependant coverage benefits under such insurance plans), pension, profit-sharing and savings plans and all other plans and benefits which the Company now or in the future from time to time makes available to any of its full time exempt employees, but expressly excluding bonus, equity compensation and other incentive compensation

               4. TERM. Lent's employment pursuant to the terms of this Amendment shall commence as of the date specified by Lent in the Continuance Notice and shall continue indefinitely until terminated as set forth in this Amendment. The Company shall have no right to terminate Lent's employment under this Amendment without Cause (as defined in the Existing Agreement) or by reason of Lent's death or Disability (as defined in the Existing Agreement).

               5. TERMINATION BY DEATH OR DISABILITY. Lent's employment under this Amendment shall be terminated in the event of his death or Disability (as such term is defined in the Existing Agreement). Upon such termination, the Company, within ten (10) days following the determination of Disability or receipt of notice of death, shall pay Lent (or his estate) all salary due or accrued as of the date of death or determination of Disability, and all accrued vacation pay.

               6. INCORPORATION OF EXISTING AGREEMENT TERMS. The terms of the following sections of the Existing Agreement shall apply if a Continuance Election is made: 3 ("Business Expenses"); 6 ("Termination by the Company for Cause"); 7 ("Voluntary Termination by Employee"); 8 ("No Termination by Merger, Transfer of Assets or Dissolution"); 12 ("Assignment"); and 14 ("Miscellaneous").

               7. AMENDMENT. Except as amended hereby, the Existing Agreement will continue in full force and effect.

        IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

NextCard, Inc., a California corporation

By:
   ---------------------------------------  ------------------------------------
Its:  Member of the Compensation            Jeremy R. Lent
      Committee of its Board of Directors